Exhibit 99.1

Interlink Electronics Reports Third Quarter 2021 Results

Revenue For the Quarter Increased 44% From the Prior Year Quarter

November 4, 2021 6:00 AM PDT

IRVINE, CA – (Business Wire) – Interlink Electronics, Inc. (NASDAQ: LINK), an industry-leading trusted advisor and technology partner in the advancing world of human-machine interface (HMI) and force-sensing technologies, today announced its financial results for the three months ended September 30, 2021. Revenue for the quarter was $2.2 million, up 44% from the prior year period, and sequentially up 8% from the previous quarter. Gross margin was 58% for the quarter.

Consolidated Financial Highlights

(Amounts in thousands, except per share data and percentages)

Consolidated Financial Results	Three months ended September 30,				Nine months ended September 30,
	2021	2020	$ ∆	% ∆	2021	2020	$ ∆	% ∆
Revenue	$2,223	$1,548	$675	43.6%	$5,855	$4,941	$914	18.5%
Gross profit	$1,292	$811	$481	59.3%	$3,293	$2,768	$525	19.0%
Gross margin	58.1%	52.4%			56.2%	56.0%
Income (loss) from operations	$259	$(79)	$338		$332	$(110)	$442
Net income	$223	$65	$158		$243	$60	$183
Earnings per share – diluted	$0.03	$0.01	$0.02		$0.04	$0.01	$0.03

•	Revenue in the third quarter of 2021 increased 44% to $2.2 million from $1.5 million in the same year-ago period, primarily due to higher demand for our custom products in the industrial and medical markets, and also for our standard products. Revenue for the 2021 year-to-date period increased 18% to $5.9 million from $4.9 million last year, due to increased purchase levels across all the markets we serve. Increases in purchase volume by our industrial and consumer market customers was due to an increase in demands on corresponding products and programs, while increased demand in the medical market was a reflection of the pandemic-impacted levels in the prior year.

•	Gross margin increased to 58.1% in the current quarter from 52.4% in the year-ago quarter, which was positively impacted by changes in product and customer mix. Gross margin for the current year-to-date period was relatively unchanged from the prior year.

•	Income from operations was $259 thousand for the third quarter of 2021, compared with loss of $79 thousand in the same period in 2020. Operating income was impacted by higher gross profit on higher revenues and lower engineering expenses due to receipt of a research incentive grant from the Singapore government, and was offset partially by higher selling, general and administrative expenses associated with continued strategic investments in personnel and operational and administrative infrastructure, and increased legal and professional fees associated with pursuit of acquisitions.

•	In the third quarter of 2021, after-tax net income was $223 thousand, or $0.03 per diluted share, compared to $65 thousand, or $0.01 per diluted share, in the same year-ago period.

•	Interlink ended the quarter with $6.6 million in cash and cash equivalents.

“We delivered strong third-quarter results, and we continue to build on our sales growth for 2022,” said Steven N. Bronson, Chairman, President, and CEO of Interlink Electronics. “We are committed to pursuing acquisition opportunities to accelerate our growth and to diversify our products and customers. Our goal is to transform from solely a sensor organization to a diversified global technology company consisting of sensors, test & measurement, engineering services, and specialty manufacturers of precision components and solutions.”

About Interlink Electronics, Inc.

Interlink Electronics is a world-leading trusted provider of HMI, sensor, and IoT solutions. In addition to standard product offerings, Interlink utilizes its expertise in materials science, manufacturing, firmware, and software to produce in-house system solutions for custom applications. For 35 years, Interlink has led the printed electronics industry in the commercialization of its patented Force Sensing Resistor® technology and has supplied some of the world’s top electronics manufacturers with intuitive sensor and interface technologies like the VersaPad and the new VersaPad Plus, which boasts the largest active surface area of any resistive touchpad. It also has a proven track record of supplying technological solutions for mission-critical applications in a diverse range of markets—including medical, automotive, consumer electronics, telecommunications, and industrial control—providing standard and custom-designed sensors that give engineers the flexibility and functionally they seek in today’s sophisticated electronic devices. Interlink serves an international customer base from its headquarters in Irvine, California, and world-class materials science lab and R&D center in Camarillo, California. They are supported by strategic global locations covering manufacturing, distribution, and sales support. For more information, please visit InterlinkElectronics.com.

Forward Looking Statements

This release contains forward-looking statements. Forward-looking statements include, but are not limited to, the company’s views on future financial performance, the company’s expectations with respect to its product pipeline and acquisition opportunities, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Interlink Electronics, Inc.

IR@iefsr.com

Steven N. Bronson, CEO

805-623-4184

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2021	2020

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$6,642	$6,120
Restricted cash	5	5
Accounts receivable, net	1,106	1,113
Inventories	807	866
Prepaid expenses and other current assets	325	392
Total current assets	8,885	8,496
Property, plant and equipment, net	372	407
Intangible assets, net	146	195
Right-of-use assets	207	334
Deferred tax assets	533	527
Other assets	70	63
Total assets	$10,213	$10,022

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$233	$235
Accrued liabilities	452	343
Lease liabilities, current	150	219
PPP loan payable	—	186
Accrued income taxes	183	59
Total current liabilities	1,018	1,042

Long-term liabilities
Lease liabilities, long-term	71	140
Total long-term liabilities	71	140
Total liabilities	1,089	1,182
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	7	7
Additional paid-in-capital	57,986	57,966
Accumulated other comprehensive income	58	37
Accumulated deficit	(48,927)	(49,170)
Total stockholders’ equity	9,124	8,840
Total liabilities and stockholders’ equity	$10,213	$10,022

INTERLINK ELECTRONICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020

	(in thousands, except per share data)
Revenue, net	$2,223	$1,548	$5,855	$4,941
Cost of revenue	931	737	2,562	2,173
Gross profit	1,292	811	3,293	2,768
Operating expenses:
Engineering, research and development	105	208	554	786
Selling, general and administrative	928	682	2,407	2,092
Total operating expenses	1,033	890	2,961	2,878
Income (loss) from operations	259	(79)	332	(110)
Other income (expense):
Other income (expense), net	(6)	(41)	(25)	(43)
Income (loss) before income taxes	253	(120)	307	(153)
Income tax expense (benefit)	30	(185)	64	(213)
Net income	$223	$65	$243	$60

Earnings per share – basic and diluted	$0.03	$0.01	$0.04	$0.01

Weighted average common shares outstanding – basic	6,602	6,601	6,601	6,581
Weighted average common shares outstanding – diluted	6,602	6,601	6,601	6,598